Exhibit 23.2
Consent Of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Williams Partners L.P. for the registration of an aggregate of $1,500,000,000 of common units representing limited partnership interests and debt securities and 1,250,000 of its common units representing limited partner interests and to the incorporation by reference therein of our report dated February 27, 2006, with respect to the financial statements of Discovery Producer Services LLC, included in the Annual Report (Form 10-K) of Williams Partners L.P. for the year ended December 31, 2005, filed with the Securities and Exchange Commission, and our report dated March 31, 2006, with respect to the financial statements of Williams Four Corners Predecessor, included in the Current Report (Form 8-K/A) of Williams Partners L.P. filed on August 10, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
September 15, 2006